Exhibit 10(tt)

                                 EQUIPMENT LEASE

         This LEASE is made in the Commonwealth of Massachusetts, on July 26, 1996, between HCB CORPORATION, a duly organized and existing Massachusetts corporation, having a principal place of business at 280 Atlantic Avenue, Boston, MA 02110 (herein called the "Lessor"), and OCEAN, INC., a duly organized and existing Massachusetts corporation, having a place of business at Space No. F-207, doing business under the name and style of Pizzeria Regina in the Solomon Pond Mall, located in the Town of Berlin and the City of Marlborough, Massachusetts (herein called the "Lessee"), wherein it is agreed as follows:

         1. The Lessor leases to Lessee and the Lessee rents from Lessor the equipment ("Equipment") listed in the schedule hereto annexed, marked Exhibit "A" and made a part hereof. Each item of Equipment listed is hereinafter called an "Item", together with any parts, mechanisms and devices relating thereto or used in connection therewith, attached to or delivered with the Equipment, or thereafter attached to or used in connection therewith. The Lessor warrants and represents to the Lessee that the Lessor is the owner of the equipment free and clear of any liens or claims and has the authority to enter into this Equipment Lease.

         2. Lessor has not made and does not make any representation, warranty or covenant, express or implied, with respect to the merchantability, fitness, condition, quality or durability of any item of Equipment for Lessee's purposes, or any other representation, warranty, or covenant, express or implied, with respect to the leased Equipment or any part thereof; Lessee hereby disclaims any and all liability of Lessor with respect thereto. Lessor shall not be liable or responsible to Lessee for any damage, defect, failure to meet specifications, late delivery, failure to deliver or shortage in respect to any item leased hereunder, or for failure of the supplier to properly install or assemble any item, or for the failure of the supplier thereof for any reason whatsoever, to comply with the terms of any purchase order. Lessee agrees to look only to such supplier and/or to any carrier of the item in respect thereto. Lessee agrees that Lessor shall not be liable or responsible to Lessee for any claim, loss, damage, liability or expense of any kind or nature caused, directly or indirectly, by the leased equipment or any part thereof, or the inadequacy thereof for any purpose, or any defect or deficiency therein, or the use, operation, or storage thereof, or the interruption or loss of the service or use thereof, or arising from any other reason or cause whatsoever relating to or concerning the leased equipment, or any part thereof. Lessor assigns to Lessee all rights under any manufacturer's warranties or guarantees, including any and all rights of subrogation and any claims in connection with any defects as to the Equipment.

         3. The term of this Lease is for a period of five (5) years to commence on July 26, 1996, and to end on July 26, 2001. The Lessee shall pay to the Lessor, its successors and assigns, rental as follows: $4,520.09 on or before August 26, 1996, and an equal amount on the same date of each year thereafter until July 26, 2001. On July 26, 2001, Lessee may purchase the equipment upon payment to the Lessor of $19,000. Upon such payment, the Lessor agrees to execute and deliver to the Lessee a Warranty Bill of Sale for the equipment.

         4. In the event the Lessee shall not exercise its option as hereinbefore set forth, the Lessee shall, upon the expiration of the term of this Lease, ship all of the Equipment (a) by delivering such Item at Lessee's expense to such place as Lessor shall specify within the city or county in which the same is then permanently located, or (b) by loading such Item at Lessee's expense on board such carrier as Lessor shall specify and shipping the same, freight collect, to destination designated by Lessor. At the end and/or termination of this Lease, the Lessee shall surrender such Equipment to the Lessor in good order and condition, reasonable wear and tear resulting from its proper use alone accepted.

         5. Equipment leased hereunder shall be located and used at the location of the Lessee set forth above unless Lessor shall consent in writing to the removal to a different location. The Lessee agrees to use its good faith and reasonable efforts to furnish to Lessor, when required, a landlord's waiver of distraint for rent and consent to remove all of the Equipment if any of the above Equipment is affixed or to be affixed to realty during the rental period, such release to be furnished prior to such affixation. Notwithstanding anything hereinabove contained, the Equipment shall remain the personal property of the Lessor until the Lessee exercises its purchase option and pays the purchase option price at which time the Equipment shall become the personal property of the Lessee. Lessee acknowledges that the Equipment covered by this Lease is owned by the Lessor, and such title shall remain in the Lessor at all times. The Lessee shall give the Lessor immediate notice in the event that any of the said Equipment is levied upon or is about to become liable or is threatened with seizure, and the Lessee shall indemnify the Lessor against all loss and damages caused by such action. Upon the expiration of this Lease or termination for any reason whatsoever, the Lessor shall have the right and privilege to remove its Equipment, in whole or in part, without liability therefor.

         6. The parties hereto agree that this Lease is a net lease, and that Lessee shall pay, without notice or demand, the rent reserved under paragraph "3" hereof, and all other sums payable under any other provision of this Lease, as and when the same shall be due and payable; and the Lessee further agrees that it shall pay promptly all costs, expenses and obligations of every kind and nature relating to the Equipment which may arise or become due during the term of this Lease, whether or not specifically mentioned herein. No such rental or other sums payable by Lessee pursuant to this Lease shall be subject to set-off, deduction, counterclaim or abatement, nor shall this Lease terminate, nor shall Lessee be entitled to any credit against such rental or other sums, for any reason whatsoever, including but not in any way limited to: any damage to or destruction of the Equipment or any item thereof; any limitation, restriction, deprivation or prevention of, or any interference with, Lessee's use of the Equipment or any item thereof, whether the same shall be lawful or unlawful; any dispossession of Lessee from the Equipment or any item thereof by title paramount or otherwise; the requisition or taking by statute or by exercise of the power of eminent domain or other governmental authority or otherwise, or by injunction or by any private person, of the Equipment or any item thereof; the prohibition of Lessee's business, in whole or in part, whether pursuant to law or otherwise; or any reason whether similar or dissimilar to the foregoing. Lessee shall be entitled to the possession and use of the Equipment during the term of and pursuant to the provisions of this Lease so long as no event of default has occurred.

         7. The Lessee agrees to use the leased Equipment only in good operating condition. The Lessee shall obtain from the supplier and shall pay therefor, all duplicate parts, extras, mechanisms and devices of every kind needed or used in operating, repairing or renewing the leased Equipment and the same shall become part of the leased Equipment. Other than repairs made to the Equipment by the Lessee as required hereby, Lessee shall not otherwise make or allow to be made any addition, subtraction or alteration to, from or in the leased Equipment without the written consent of Lessor, but Lessor shall not be responsible for delay on providing, or for failure to provide any such item or items.

         8. (A) No loss or damage to the Equipment or any part thereof, shall impair any obligation of Lessee under this Lease which shall continue in full force and effect. Lessee shall, at its own expense, keep the Equipment insured against all risks of loss or damage from every cause whatsoever for not less than the then fair market value of said Equipment. If any Equipment is determined by Lessor to be lost, stolen, destroyed or damaged in whole or in part, Lessee at its option and at its expense, shall within (30) days; (i) place the same in good repair, condition and working order, or (ii) replace the same with like Equipment in good repair, condition or working order and deliver to Lessor a bill of sale covering the replaced Equipment, or (iii) cause to be paid over to Lessor any insurance proceeds payable on account of such loss, theft or destruction.

             (B) Lessee shall, at its own expense, carry public liability and property damage insurance covering the Equipment. Policies providing coverage against bodily injury and property damage shall provide for not less than $1,000,000/$2,000,000 insurance for injury to or death of one person, and, subject to that limit for each person, a total liability of $1,000,000/$2,000,000 for all persons injured or killed in the same accident and $190,000 property damage or such higher limits as Lessor may require. Blanket coverage for liability and property damage may be provided by Lessee in lieu of the foregoing.

             (C) All said insurance shall be in form and with companies approved by Lessor, and shall be in the joint names of Lessor and Lessee. Lessee shall pay the premiums therefor and deliver said policies, or duplicates thereof, to Lessor. Each insurer shall agree by endorsement upon the policy or policies issued by it or by independent instrument furnished to Lessor, that it will give Lessor twenty (20) days' written notice before the policy in question shall be altered or cancelled. With respect to any insurable loss of the Equipment, the proceeds of such insurance, other than liability insurance, at the option of Lessee, shall be applied (a) toward the replacement, restoration or repair of the Equipment, or (b) toward payment of the obligations of Lessee hereunder. Lessee assigns to Lessor all moneys to the extent due and owing to the Lessor under this Lease with respect to any insurable loss of Equipment which may become due under any policy covering the Equipment, and directs the insurance company to make payment directly to Lessor or its assignee.

              (D) If Lessee fails to secure, maintain and pay for such insurance coverage, and furnish Lessor with evidence satisfactory to it of such insurance coverage having been obtained maintained and paid for by Lessee, such failure on Lessee's part shall constitute an event of immediate default.

              (E) Lessee assumes all risks and liability, whether or not covered by insurance, for loss or damage to the Equipment and for injuries or deaths of persons and damage to property, howsoever arising from or incident to the use, operation or storage of the items leased hereunder, whether such injury or death to persons be of agents or employees of the Lessee or of third parties, and whether such damage to property be of Lessee or of others. Lessee agrees to indemnify, save and hold Lessor harmless from all losses, damages, claims, penalties and expenses, including attorneys' fees, however arising or incurred, because of or incident to any item or the real or alleged use, operation or storage thereof.

         9. Lessee agrees to grant and provide Lessor and/or its representatives free access to premises at all times during the process of delivery and/or removal of Equipment. Employees of the Lessor shall have access to and may inspect said Equipment at all reasonable times during normal business hours, and at any location, during the lease period. Lessee agrees, whenever requested by Lessor, to give Lessor the exact location of all Equipment covered by this Lease, if removed to any other location than as stated herein.

         10. Lessee shall pay all taxes of every kind and nature imposed or levied by any taxing authority in connection with the ownership of the Equipment by Lessor, the leasing, use possession and operation of Equipment and payment of rentals therefor, including but not limited to, all federal, state and local taxes and other governmental charges, however designated, levied or assessed upon the Lessee and Lessor or either of them or said Equipment, or upon the use or operation thereof, sales or use taxes, allocable privilege or allocable franchise taxes measured by or based on gross revenue, personal property taxes assessed on the Equipment of the Lessor, but excluding Lessor's income and franchise taxes. A default under this paragraph shall be deemed a default under this Lease. If Lessee does not pay any of such taxes and Lessor becomes obligated to or at its option, pays the same, the Lessee shall pay the Lessor the amount thereof on demand, together with any penalties or interest thereon, all with interest at the rate of 15% per annum, and the same shall be deemed additional rent. Lessee shall provide all permits and licenses necessary for the installation, operation and use of the Equipment or any parts thereof. Lessee will comply with all laws, regulations and ordinances applicable to the installation, use, possession and operation of the Equipment. If compliance with any ordinance, rule, regulation or permit by any governmental agency, requires changes or additions to be made on or to the aforesaid Equipment, such changes or additions shall be made by the Lessee at its own expense.

         11. Without the prior written consent of Lessor, Lessee shall not assign, transfer, pledge or hypothecate this Lease, the Equipment or any part thereof, or any interest therein, or sublet or lend the Equipment or any part thereof, or permit the Equipment or any part thereof to be used by anyone other than Lessee. Consent by the Lessor to any of the foregoing prohibited acts applies only in the given instance. Any such attempted action by Lessee either by voluntary or involuntary act or by operation of law or otherwise, shall constitute an event of immediate default. Neither this Lease or Lessee's interest therein, is assignable or transferable by operation of law. If Lessee is adjudged a bankrupt or makes an assignment for the benefit of creditors, or a receiver is appointed for Lessee, this Lease shall not be treated as an asset of Lessee and Lessor may exercise any and all remedies provided in paragraph 13 hereof.

         12. (A) It is understood that Lessor may assign this Lease and/or mortgage the Equipment, and that any assignee may assign the same. All rights of Lessor hereunder may be assigned, pledged, mortgaged, transferred or otherwise disposed of, either in whole or in part, without notice to or consent of the Lessee. If Lessor assigns this Lease or the rentals due or to become due hereunder or any other interest herein, whether as security for any of its indebtedness or otherwise, Lessee agrees, after notice of such assignment has been given by Lessor or such assignee to Lessee, that this agreement may not be terminated and the terms and provisions thereof may not be altered, modified or waived without the prior written consent of the assignee, and Lessee further agrees unconditionally to pay to the assignee the rentals, or amounts equal to such rentals, and all other sums which may be or become due hereunder directly to such assignee, notwithstanding any of the terms of this Lease which might relieve the Lessee from the payment of rentals hereunder, or the termination of this Lease for any reason or any other event whatsoever including without limitation the bankruptcy or insolvency of the Lessor or any disaffirmance of this Lease by any trustee or receiver, and notwithstanding any defense, set off or counterclaim whatsoever whether by reason of breach of this Lease or otherwise, which Lessee may or might now or hereafter have as against Lessor, Lessee reserving its rights to have recourse directly against Lessor on account of any such defense, set off or counterclaim. Lessee's undertaking with respect to any such assignee shall constitute a direct, independent and unconditional obligation of Lessee to such assignee. The receipt by such assignee of such payments shall discharge the obligations of Lessee to Lessor hereunder to the extent thereof.

         (B) All rights, powers and privileges and obligations of Lessor hereunder shall be succeeded to by the assignee under any assignment. Lessee agrees to execute any and all documents including, but not limited to, consent to assignment, presented to it by Lessor to enable Lessor to effect the foregoing. After notice to Lessee of any such assignment, Lessee agrees that it shall possess and use the Equipment subject to the Assignee's interest therein.

         13. In the event Lessee shall default in the payment of any rent, additional rent, or any other sums due hereunder for a period of fifteen (15) days, or in the event of any default or breach of the terms and conditions of this Lease, or any other lease between the parties hereto, or if any execution or other writ or process shall be issued in any action or proceeding, against the Lessee, whereby the said Equipment may be taken or distrained, or if a proceeding in bankruptcy, receivership or insolvency shall be instituted by or against the Lessee or its property, or if the Lessee shall enter into any agreement or composition with its creditors, breach any of the terms of any loan or credit agreement, or default thereunder, then and in that event Lessor and its assignee shall have all remedies available at law without being required to elect among Lessor's remedies, and without limiting the foregoing, in addition shall have the following rights and remedies to the extent permitted by law: (a) all obligations, including any note issued in connection herewith, shall immediately become due and payable at the option of the holder hereof without notice or demand; (b) The holder hereof or its representative may enter the premises where any of the Equipment may be located, and take and carry away the same with or without legal process to the holder's place of storage; (c) sell the Equipment at public or private sale, whether or not the Equipment is present at such sale and whether or not the Equipment is in constructive possession of the holder or the person conducting the sale, in one or more sales, as an entirety or in parcels, for the best price that the holder can obtain, and upon such terms as the holder may deem desirable; (d) the holder hereof may be the purchaser at any such sale; (e) require Lessee to pay all expenses of such sale, taking, keeping and storage of the Equipment, including reasonable attorney's fees; (f) apply the proceeds of such sale to all expenses in connection with the taking and sale of the Equipment, and any balance of such proceeds may be applied toward the payment of the obligations in such order of application as the holder may from time to time elect; (g) upon holder's demand Lessee agrees, at Lessee's expense, to assemble the Equipment at a convenient place acceptable to both parties; and (h) exercise any one or more rights or remedies accorded by law and the Uniform Commercial Code. If the proceeds of any such sale are insufficient to pay the expenses as aforesaid and the obligations, the Lessee agrees to pay any deficiency to the holder hereof upon demand, and if such proceeds are more than sufficient to pay such expenses and the obligations, the holder agrees to pay surplus to Lessee. If this contract is referred to an attorney to enforce collection Lessee agrees to pay reasonable attorney's fees and costs. Whenever any payment is not made when due hereunder, Lessee promises to pay to Lessor its assignee not later than one month thereafter an amount calculated at the rate of five cents per dollar of each such delayed payment if allowed by law. In the event of litigation of any matter connected with this Lease or resulting from transactions hereunder, the right of a trial by jury is hereby waived by the Lessee.

         14. The omission by the Lessor at any time to enforce any default or right reserved to it, or to require performance of any of the terms, covenants or provisions hereof by the Lessee at any time designated, shall not be a waiver of any such default or right to which the Lessor is entitled, nor shall it in any way affect the rights to which the Lessor is entitled, nor shall it in any way affect the rights of the Lessor to enforce such provisions thereafter. The Lessor may exercise all remedies, successively or concurrently, pursuant to the terms hereof, and any such action or inaction shall not operate to release the

Lessee until the full amount of the rentals due and to become due, and all other sums to be paid hereunder have been paid in full.

         15. Lessee authorizes the Lessor to fill in descriptive material in connection with the Equipment, including, but not limited to, serial numbers, to date the Lease, and to correct any patent errors.

         16. At request of Lessor, Lessee will join Lessor in executing all such documents and other instruments including financing statements pursuant to the Uniform Commercial Code as may be necessary or desirable to evidence Lessor's ownership of the Equipment. Lessee authorizes Lessor and Lessor's assignee and each subsequent assignee to file a financing statement signed only by Lessor or such assignee in all places where necessary to perfect Lessor's security interest in all jurisdictions where such authorization is permitted by law. Upon request of Lessor or any assignee hereof, Lessee agrees to deliver from time to time but not more often than once in each six month period during the term of this Lease, such information regarding its business affairs and financial condition as may be reasonably requested.

         17. The foregoing represents the entire lease between the parties. This Lease may not be modified or changed orally but only by a writing signed by both parties. This Lease shall be binding upon the parties hereto and their respective successor and assigns. The parties agree that the interpretation and legal effect of this Lease shall be governed by the laws of the [ ]. Notices, when required hereunder, shall be in writing by prepaid mail, addressed to either of the parties at the addresses designated above, or at such other addresses as may be designated by the parties during the term of this Lease by written notice addressed to the other party and sent by prepaid mail.

         IN WITNESS WHEREOF, the parties hereto have executed this Lease the day and year first above written.

                               OCEAN, INC.


                               By /s/ George R. Chapdelaine
                                      George R. Chapdelaine,
                                      President and Treasurer


                               HCB CORPORATION


                               By____________________________
                                 Paul M. Sutton, Treasurer
71845